As filed with the Securities and Exchange Commission on May 25, 2004        Registration No. __________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement under the Securities Act of 1933

JEFFERSON CAPITAL INTERESTS, INC.(Exact
Name of Registrant as Specified in its Charter)

Maryland	6141-02	20-0217392
State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number

4355 12th Street, N.E., Naples, Florida 34120 (239) 304-5460
(Address and telephone number of principal executive offices)

Corporate Creations Network, Inc., 8812 Monard Drive, Silver Spring, Maryland 20910
(Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum	Amount of
of Securities	to be Registered	Offering Price Per	Aggregate Offering	Registration
to be Registered	Share	Price	Fee(1)

Common stock, $.001 par value	2,000,000	$ 3.00	$ 6,000,000	$ 760.20

(1)     This registration fee is calculated based on the price of the securities being registered in accordance with Rule 457(o).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a), of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated May 25, 2004

PRELIMINARY PROSPECTUS

JEFFERSON CAPITAL INTERESTS, INC.

2,000,000 Shares
Common Stock

        We are going to offer up to 2,000,000 shares of our common stock for up to $6,000,000 in proceeds from the offering. Prior to this offering, there has been no public trading market for our securities. The public offering price will be $3.00 per share and will be offered on a self-underwritten basis. This offering will expire one year from the date of this Prospectus.

_________________

THE COMMON STOCK BEING OFFERED INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN
FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
THE COMMON STOCK BEING OFFERED IS NOT LISTED ON ANY NATIONAL
SECURITIES MARKET.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.
WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS
PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT
SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER
OR SALE IS NOT PERMITTED.

	Price to Public	Underwriting Commission	Proceeds to Company
Per Share	$3.00	$0.00	$3.00
Total	$6,000,000.00	$0.00	$6,000,000.00

The date of this preliminary Prospectus is May 25, 2004

You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

PROSPECTUS SUMMARY

The Company

        We are a Maryland public company which is one of four stand-alone companies resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. and Interaxx Television Network, Inc. The summary revision of the second joint plan of reorganization dated November 30, 2002 discloses the plan proponents which include Stassi Interaxx, Inc.; Interaxx Properties, Inc.; Interaxx Digital Tools, Inc. and Jefferson Capital Interests, Inc. These four companies, which includes our company, were created as public reporting companies for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies so as to best protect their capital interests. All four companies have distributed court approved Reorganization Securities pursuant to an exemption under Section 1145 of the Bankruptcy Code.

        On November 30, 2003, we entered into a Reorganization Agreement whereby we acquired 100% of the outstanding common stock of Bridge 21 Holdings, Inc., in exchange for 6,251,322 shares of our common stock. As a result, our principals control approximately 74% of the Company assuming all the shares in this offering are sold. We intend to target business opportunities in potential acquisitions, real estate development, commercial finance, and medical receivables as well as other potential investment opportunities. We will obtain proper licenses required to conduct any such activities. (See “Business of the Company.”)

The Offering

        We are offering 2,000,000 shares of common stock at $3.00 per share on a self-underwritten basis. In addition, we have an additional 1,250,000 shares of common stock available pursuant to Section 1145 of the Bankruptcy Code. We also have 1,234,353 Series A Convertible Preferred Units outstanding which are also considered Section 1145 securities (see “Description of Securities.”) Such shares may be used to raise additional capital or to compensate employees, management or third parties rendering services on behalf of the Company. The funds raised as a result of our offering will be immediately paid to our Company to be used in accordance with the use of proceeds table set forth herein. (See “Use of Proceeds.”) The offering will terminate upon the sale of all the shares offered hereby or at the end of the 12 month period commencing on the effective date of the Prospectus, whichever is earlier (the “Termination Date.”)

Common Stock Offered by Jefferson Capital This offering will expire Common stock outstanding prior to this offering Common stock outstanding after this offering	2,000,000 common shares, $.001 par value

This offering will begin upon the effective date of the
Prospectus and will terminate whenever all of the
shares are sold, or 12 months after the date of the
Prospectus, whichever comes first

6,638,697 common shares

8,638,697 common shares

SUMMARY FINANCIAL DATA

Selected Statements of Operations Data

	December 31 2003	March 31, 2004 Unaudited
Total Revenues	-0-	-0-
Total Expenses	9,881	41,412
Net Profit (Loss)	(9,881)	(41,412)
Retained Earnings	(9,881)	(51,293)

Selected Balance Sheet Data

	December 31, 2003 Audited	March 31, 2004 Unaudited
Current Assets	819	65,219
Total Assets	819	65,219
Current Liabilities	10,000	38,700
Long-term Debt	-0-	-0-
Total Stockholders' Deficit	(9,181)	26,519

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are material risks facing our contemplated operations. All material risks will be discussed in this section.

If any of the following risks occur, our business financial condition or results of operations could be materially harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

You could lose all of your investment if we do not remain a going concern.

BUSINESS RISKS

We are in the development stage and have no operating history which means we may never generate revenues

        We are a newly reorganized company (post-bankruptcy) which has never generated revenues. Although the bankruptcy court has granted us broad business parameters, there is no assurance that we will be successful in any of our potential operating subsidiaries and accordingly we may not generate any revenues or be able to continue as a going concern.

We will require additional financing and if we fail we will not be able to continue as a going concern

        While our management believes the proceeds from this offering will be sufficient to implement the initial steps of our business plan as described herein, unexpected contingencies could occur which would require us to secure additional financing, possibly in the form of loans secured by our assets, if any. There can be no assurance that we could raise such additional capital to pay for any unanticipated expenses. Failure to raise such capital will not allow us to continue as a going concern.

We may not be able to continue as a going concern which means we could no longer conduct business

        We will experience negative earnings until such time as we are able to implement our plan. Failure to implement our plan will limit our ability to continue as a going concern, accordingly investors will lose their entire investment. We intend on financing our future development activities and our working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources until such time that funds provided by operations, if any, are sufficient to fund working capital requirements. Should we fail to implement our business model, our operations will be significantly impaired and without excess working capital we will cease to continue doing business.

Indemnification of our management protects officers and directors for making poor decisions

        Under most conditions, our officers and directors may not be held liable for errors in judgment or other acts or omissions not amounting to fraud, gross negligence or malfeasance because provision has been made in the respective Bylaws holding them harmless and providing to them indemnification against liabilities or losses that arise from such acts or omissions. To the extent that such indemnification provisions are invoked, our assets, if any, could be reduced and our business could be impaired.

We may face competition with greater resources, which could result in our business not being successful

        We will compete with several companies involved in commercial real estate development, commercial finance and medical receivables. Many of these companies have substantially greater financial, technical and other resources than we have, and they may have established reputations for success in real estate development, commercial finance services and factoring. Certain of those competitors have the financial resources necessary to enable them to withstand substantial price competition or downturns in the market. Without such resources, our company may not be able to become or remain competitive in the market.

Limited experience will require additional staff with specific expertise or we will be unable to continue as a going concern

        We have limited experience in real estate development, commercial finance and factoring. Without experienced staff we may not be able to effectively continue in business.

Control by existing management is substantial and will negate any takeover attempts

        Upon completion of this offering, our directors, executive officers and certain principal stockholders and their affiliates will own beneficially more than a majority of the common stock then issued and outstanding. Accordingly, such holders, if acting together, will have the ability to exert significant influence over the election of our Board of Directors and other matters submitted to our stockholders for approval. The voting power of these holders may discourage or prevent any proposed takeover of the Company unless the terms thereof are approved by such holders.

We do not intend to pay dividends and will use any earnings to finance our growth

        We have never paid any dividends on our common stock and do not intend to pay dividends on our common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future are anticipated to be retained to finance our growth. This means shareholders will not receive dividends on their shares but instead will rely on value added transactions completed by our management, if any.

OFFERING RISKS

There is no assurance that a public market will develop which means that you may not be able to liquidate your investment

        Our common stock is not presently traded on any established market, however, we are considered a public company and a trading symbol has been issued by the NASD in accordance with the approved bankruptcy plan. There can be no assurance that a trading market for the common stock will develop, or if developed, that it will continue. If no market develops, it may be difficult or impossible for holders of the common stock to sell their shares if they should so desire. In addition, there are substantial restrictions on the sale or transfer of the common stock imposed by Federal and State securities laws. Certain shares have been allocated as Section 1145 pursuant to a supplement to summary revision of second joint plan of reorganization, dated December 30, 2002. There are no assurances that holders will be able to sell their shares of the common stock or that sufficient shares will be sold to create a public market for the common stock. This means that holders may not be able to receive funds for the shares previously purchased.

If we fail to raise sufficient capital from the sale of our shares, investors may lose their entire investment

        There can be no assurance that our offering will raise operating capital for our initial 12 months of operations. Failure to raise additional equity or debt financing would impair our operations and investors may lose the total amount of their investment.

Investors will suffer immediate dilution when shares are sold or warrants are exercised

        Following the sale of the common stock or the exercise of outstanding warrants, investors will experience immediate and substantial dilution of their investment. Assuming the sale of the shares, investors will suffer an immediate dilution of $2.30 per share.

Arbitrary offering price means we have no information to support the market price of our shares

        We have determined the number of shares to be offered based upon our estimate of the amount of proceeds necessary for planned uses. The offering price, which was determined by our board of directors, is based on our capital requirements and current market conditions, the capital structure of our company, post bankruptcy, and our prospects for success. Accordingly, the offering price should not be considered an indication of the actual fair market value of the common stock as if appraised by a qualified third party.

Funds will not be returned to investors which means your investment could be in an undercapitalized company

        Once any shares have been subscribed for, we will utilize those funds for our business operations and investors will not have the opportunity to receive a return of their investment. You should be aware that receipt of an insignificant offering amount would severely impair our business operations. In addition, we would require additional financing and there can be no assurance that such financing would be available on reasonable terms. Without obtaining such financing, we will not be able to continue our business operations.

Future sales of our common stock by our existing stockholders could decrease the trading price of the common stock

        Assuming a public market for our shares develops at some future date, of which there can be no assurance, sales of a large number of shares of our common stock in the public markets after this offering, or the potential for such sales, could decrease the trading price of our common stock and could impair our ability to raise capital through future sales of our common stock. Upon completion of this offering, there will be 8,638,697 shares of our common stock outstanding. Of these shares, the 2,000,000 shares of common stock included in the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless such shares are purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act of l933, as well as 1,250,000 shares of common stock along with 1,234,353 Series A Convertible Preferred Units which are held by our existing shareholder base. The Series A Convertible Preferred Units are the approved bankruptcy security and they are also considered Section 1145 securities. In the event the holder of a Series A Unit convert and exercise the Unit components, the currently outstanding shares of common stock will suffer additional dilution.

        A majority of our outstanding shares will be “restricted securities” for purposes of Rule 144 of the Securities Act and may not be resold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, including the exemption contained in Rule 144. All of these securities are eligible for sale on the open market under Rule 144 (subject to the volume, holding period and manner of sale limitations of that rule), except for shares which are subject to applicable restrictive agreements.

INDUSTRY RISKS

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties

        Our operating results will be subject to risks generally incident to the ownership of real estate, including:

o	Changes in general economic or local conditions;

o	Changes in supply of or demand for similar or competing properties in an area;

o	Changes in interest rates and availability of permanent mortgage funds which may render the sale of a property difficult or unattractive;

o	Changes in tax, real estate, environmental and zoning laws; and

o	Periods of high interest rates and tight money supply.

        For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Profitability of acquired businesses will be dependent on our ability to analyze and implement the business plan of the acquired business effectively, which means you may not realize profits and could lose your entire investment

        Our operating results of businesses we acquire, if any, will be subject to the following:

o	Our management skills

o	Sufficient capitalization

o	Market analysis

o	Industry strength

o	Regulatory issues

o	Overall market conditions

We may be unable to secure funds for development and/or improvement of potential real estate acquisitions

        The development and/or improvement of properties we may acquire may require capital financing in amounts greater than may be received in this offering. This means we may have to seek and obtain, if possible, funding from other sources. Although we intend to establish initial working capital reserves of one percent of this offering, such reserves may be insufficient to meet our capital requirements. In obtaining such funding from other sources, there can be no assurance that such funding, if available, will be available on economically feasible terms or on terms acceptable to us. Additional loans for working capital purposes will increase our interest expense and accordingly our financial condition will be weaker and will adversely affect our ability to make shareholder distributions.

We may be unable to sell a property if or when we decide to do so, which could adversely impact our ability to pay cash distributions to our stockholders

        The real estate market is affected, as set forth above, by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. If we are unable to sell a property when we determine to do so, it could have a significant adverse effect on our cash flow and results of operations.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect shareholder distributions

        We will attempt to ensure that all of our properties and businesses are adequately insured to cover casualty losses. However, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase specific coverage against terrorism as a condition for providing mortgage loans.

        It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for such losses. In the event that any of our properties or businesses incurs a casualty loss, which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, other than the working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in less cash dividends to be distributed to stockholders.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks

        We may invest some or all of the proceeds available for investment in the acquisition and development of properties upon which we will develop and construct improvements at a fixed contract price. Delays in completion of construction could cause us not to be able to fulfill our obligations under the purchase agreements or give prospective tenants the right to terminate pre-construction leases for space at a newly developed project. We may incur additional risks when we make periodic progress payments or other advances to such builders prior to completion of construction. These and other such factors can result in increased costs of a project and loss of your investment.

        In addition, we will be subject to normal challenges in the single-family home market, and the lease-up risks relating to newly construct commercial projects that we may confront depending upon which market we pursue. Furthermore, we must rely upon projections of home sales, homeowners’ association fees, club fees, rental income and expenses and estimates of the fair market value of property upon completion of construction when agreeing upon a price to be paid for the property at the time of acquisition of the property. If our projections are inaccurate, we may pay too much for a property, and the return on your investment could be adversely affected.

Competition with third parties in acquiring businesses or properties may reduce our profitability and the return on your investment

        We compete with many other entities engaged in business acquisition and real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other real estate investment trusts, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger companies may enjoy significant competitive advantages that result from, among other things; a lower cost of capital and enhanced operating efficiencies. In addition, the number of companies and the amount of funds competing for suitable acquisitions and investment properties may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for businesses or properties, our profitability will be reduced and you will experience a lower return on your investment.

Delays in acquisitions of businesses or properties may adversely effect your investment

        There may be a substantial period of time before the proceeds of this offering are invested. Delays we encounter in the selection and acquisition of businesses and properties could adversely affect your returns. Where real estate properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction, sell homes, or rent available commercial space. Therefore, you could suffer delays in the distribution of cash dividends attributable to those particular properties.

If we set aside insufficient working capital reserves, we may be required to defer necessary property improvements

        If we do not estimate enough reserves for working capital to supply needed funds for capital improvements throughout the life of the investment in a real estate property, we may be required to defer necessary improvements to the property which may cause the property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to the property. If this happens, we may not be able to maintain projected rental rates for effected properties, and our results of operations will be negatively impacted.

The costs of compliance with environmental laws and other governmental laws and regulations may adversely affect our income and the cash available for any distributions

        All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. In addition, the presence of these substances, or the failure to properly re-mediate these substances, may adversely affect our ability to sell or rent such property or to use the property as collateral for future borrowing.

        Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of the tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations which we may be required to comply with, and which may subject us to liability in the form of fines or damages for noncompliance.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances.

        Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against liability claims, of compliance with environmental regulatory requirements, of re-mediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

Our costs associated with complying with the Americans with Disabilities Act may affect cash available for distributions

        Properties we intend to acquire may be subject to the Americans with Disabilities Act of 1990. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities.

        The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties which comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for Disabilities Act compliance may affect cash available for distributions and the amount of distributions to you, if any.

Investors should consult with their own advisors to understand the effect of current and future tax laws on their investment

        In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in shares or on the market value or the resale potential of our properties. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares.

Change in investment objectives and limitations

        Our independent directors will review our investment policies at least annually to determine that the policies we follow are in the best interest of our stockholders. Each determination and the basis therefore shall be set forth in the minutes of our board of directors. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in the organizational documents, may be altered by a majority of our directors, including a majority of the independent directors, without the approval of our stockholders.

We may not form corporate alliances, which would adversely effect our financial services business

        We anticipate forming corporate alliances to enhance the borrowing, credit worthiness and funding potential of our intended business ventures. Failure to form such alliances could adversely affect our ability to provide financial services.

We may not acquire properties where we can use the equity in such properties to collateralize credit facilities which means our financial services business would be adversely impaired

        Failure to acquire properties which may be used to collateralize credit facilities will have a negative impact on our intended commercial finance business. Although we intend to maintain a high quality portfolio, our potentially acquired properties may not be able to withstand the impact of competitive or deteriorating economic conditions. Accordingly, our anticipated operations may be adversely impacted.

DILUTION

        Purchasers of our Common Stock in this offering will experience dilution in net tangible book value per share. Dilution in net tangible book value per share represents the difference between the offering price of our Common Stock in this offering and the net tangible book value of our Common Stock (the difference between our tangible assets and our liabilities, divided by the number of shares of Common Stock outstanding) immediately after the sum of all of the shares offered hereby.

        As of December 31, 2003, our negative net tangible book value was ($9,181.00), or ($0.00) per share of our outstanding Common Stock. As of March 31, 2004, our net tangible book value was $26,519.00, or $0.004 per share of our outstanding Common Stock. Assuming that, as of that date the common shares authorized to be issued had been distributed, there were 6,638,686 outstanding shares of Common Stock. In addition, there were issued and outstanding 1,234,353 Series A Preferred Units, consisting of one share of 1145 Common Stock and one A, B and C warrant exercisable at $3.50, $5.50 and $7.50, respectively. (See “Description of Securities.”) After giving effect to the sale of a maximum number of shares of Common Stock in this offering, our net tangible book value as of March 31, 2004 would have been $6,026,519.00, or $0.70 per share of our outstanding Common Stock. This represents an immediate increase in our net tangible book value of $0.694 per share to current stockholders and an immediate dilution of a $2.30 per share to new investors purchasing the shares in this offering.

        The following table illustrates the foregoing information as of March 31, 2004 with respect to dilution to new investors:

Assuming Sale of Maximum Offering
Public Offering Price	$ 3.00
Net tangible book value per share for existing shareholders before Offering	$ 0.004
Increase per share attributable to payment for shares purchased by new investors	$ 0.694
Pro forma net tangible book value after Offering	$ 0.70
Net tangible book value dilution per share to new investors	$ 2.30

DETERMINATION OF OFFERING PRICE

        The offering price of the 2,000,000 common shares being offered has been determined primarily by our capital requirements, current market conditions and our capital structure and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no operating history and have not generated any revenues to date, the price of the shares is not based on past earnings nor is it indicative of current market value for the assets owned by us. The board of directors based the $3.00 price on the current market combined with the number of shares issued to maintain a reasonable market cap and company valuation.

Forward-Looking Statements

        Some of the information contained in this Prospectus involves forward-looking statements. These statements include, but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements by their nature involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by these statements. Accordingly, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

        Management will have discretion to allocate the proceeds of the offering in terms of timing and priorities in keeping with the business plan. Should the total offering amount be raised ($6,000,000), we anticipate operating capital for 12 months.

Use of Proceeds Summary Table

        The foregoing represents our best estimate of allocation of the proceeds of this offering, based upon the current state of our business operations and our current plans. Pending application of the net proceeds of this offering, we may temporarily invest such funds in interest-bearing accounts, certificates of deposit, government obligations, short-term interest bearing obligations, and similar short-term investments.

	100%	75%	50%	25%
Gross Proceeds:	$6,000,000.00	$4,500,000.00	$3,000,000.00	$1,500,000.00
Offering expenses (1)	$140,000.00	$105,000.00	$70,000.00	$35,000.00
General & Administrative (2)	$400,000.00	$300,000.00	$200,000.00	$100,000.00
Working Capital (3)	$600,000.00	$450,000.00	$300,000.00	$150,000.00
Marketing & Promotional Expenses (4)	$40,000.00	$30,000.00	$20,000.00	$10,000.00
Acquisitions (5)	$4,820,000.00	$3,615,000.00	$2,410,000.00	$1,205,000.00
Total Proceeds	$6,000,000.00	$4,500,000.00	$3,000,000.00	$1,500,000.00

(1)     Includes all legal, accounting, corporate, and offering expenses.
(2)     Includes expenses associated with salaries of CEO and other key employees.
(3)     Includes expenses generally associated with working capital such as contract services, building maintenance and utilities.
(4)     Includes advertising in trade publications and general media directed to investors.
(5)     Includes prospective acquisitions of real estate properties and business concerns.

BUSINESS OF THE COMPANY

Background

        We are a Maryland public company which is one of four stand-alone companies resulting from a second joint plan of reorganization filed under Chapter 11 by Interaxx Technologies, Inc. (bankruptcy case # 99-32829-BKC-PGH) and Interaxx Television Network, Inc. (bankruptcy case # 99-31551-BKC-PGH). The summary revision of the second joint plan of reorganization dated November 30, 2002 discloses the Plan Proponents which include Stassi Interaxx, Inc.; Interaxx Properties, Inc.; Interaxx Digital Tools, Inc., and Jefferson Capital Interests, Inc. These four companies, which includes our company, were created as public reporting companies for the purpose of making a diversified distribution of securities to the existing shareholders and creditors of the reorganized companies so as to best protect their capital interests. All four companies have distributed court approved reorganization securities pursuant to an exemption under Section 1145 of the Bankruptcy Code. (See “Description of Securities.”)

Section 1145 Exemption

        Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization from registration under the Securities Act of 1933, as amended (the “Securities Act”) and state law. Under Section 1145, the issuance of the reorganization securities is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued by a Debtor, its successor, or an affiliate participating in a joint plan with a Debtor, under a plan of reorganization; (2) the recipients of the securities must hold a claim against the Debtor or such affiliate, an interest in the Debtor or such affiliate, or a claim for an administrative expense against the Debtor or such affiliate; and (3) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the Debtor or such affiliate, or “principally” in such exchange and “partly” for cash or property. The Plan Proponents believe that the issuance of the Reorganization Securities under the Plan will satisfy all three conditions because: (a) the issuance is expressly contemplated under the Plan; (b) the recipients are holders of “claims” against or “interests” in the Plan Proponents; and (c) the recipients would obtain the Reorganization Securities in exchange for such pre-petition or post-petition (or administrative) claims and interests.

        The Reorganization Securities to be issued pursuant to the Plan may be freely transferred by most recipients following initial issuance under the Plan, and all resale of and subsequent transactions in the Reorganized Securities are exempt from registration under federal and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”; (a) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the Debtor with a view to distributing any security received in exchange for such a claim or interest; (b) persons who offer to sell securities offered under a plan for the holders of such securities; (c) persons who offer to buy such securities for the holders of such securities, if the offer to buy is (i) with a view to distributing such securities; or (ii) made under a distribution agreement; and (d) a person who is an “underwriter” with respect to the securities, as the term issuer is defined in Section 2(11) of the Securities Act.

        Under Section 2(11) of the Securities Act, an underwriter includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

        To the extent that persons who receive Reorganization Securities or other securities pursuant to the Plan are deemed to be “underwriters”, resale by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters would, however, be permitted to sell such Reorganization Securities or other securities without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by underwriters if current financial information regard-ing the issuer is publicly available and if volume limitations and certain other conditions are met. Whether or not any particular person would be deemed to be an underwriter with respect to any Reorganization Security or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Company and the Plan Proponents express no view as to whether any particular person receiving Reorganization Securities under the Plan would be an underwriter with respect to any Reorganization Security to be issued pursuant to the Plan.

Current Operations

        On November 30, 2003, we entered into a Reorganization Agreement whereby we acquired Bridge-21 Holdings, Inc., (“Bridge-21”), a Florida corporation. Bridge-21 was formed for the primary purpose of providing financial and real estate services as well as to acquire potentially profitable businesses with current operations. As of the date of this prospectus, we have not entered into any agreement to acquire any business or real estate holdings nor have we consummated any transactions that could be considered part of our financing portfolio. We intend to form corporate relationships that may be able to assist us by providing funding for our potential financing business as well as facilities for credit enhancements which would potentially assist us in securing favorable lines of credit for our contemplated financial services business.

        We intend to focus on capital appreciation of our potential future portfolio, and we will continue to search for additional sources of capitalization and investment prospects. Our first priority will be to invest funds generated by this offering into income-producing properties, and to create a financial services portfolio that can generate short-term gains to demonstrate the viability of the respective business plans. We intend to use additional funds generated from intended real estate operations, sales, and financings to make selective business and real estate acquisitions.

        As of the date of this plan, we had not yet commenced active operations. Upon completion of this registration, the proceeds of the sale of these securities will be released to us as accepted and applied to investments in businesses and/or properties. (See “Use of Proceeds.”) We will experience a relative increase in liquidity as additional subscriptions for shares are received and a relative decrease in liquidity as net offering proceeds are expended in connection with the acquisition, development and operation of properties.

        We have not entered into any agreements to acquire any specific business or property. The number of businesses or properties we may acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for this purpose We are not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting the market and real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the operation of our businesses or properties.

        Until required for the acquisition, development or operation of businesses or properties, net offering proceeds will be kept in short-term, liquid investments.

Investment Objectives

        We intend to generate funds through a self-underwriting process. Liquidity after the generation of the initial funds from this offering, if any, will be dependent upon the proper management and performance of our potentially acquired businesses or our property portfolio and the timely collections of any outstanding loan or receivable financing, proceeds from the sale of real estate, and proceeds generated from businesses acquired or merged into the Company. Management believes that cash on hand from the proceeds generated by the sale of securities, along with funds provided by property operations and anticipated external sources, such as property sales and other financing activities, is sufficient to fund any needs for operating expenses, property maintenance and capital improvements as well as meet the Company’s debt service obligations.

Business Acquisition Objectives

        In addition to our potential real estate acquisition and commercial finance activities, we intend to acquire businesses, divisions of businesses or the assets of businesses that we identify as having a significant potential for business success. We intend to make these acquisitions in consideration, primarily, for issuance of a portion of our authorized but unissued securities and intend, as an inducement to potential acquisition candidates, to grant them the right to use a portion of the proceeds, if any, derived from exercise of the warrants contained in the Series A Convertible Preferred Units based on their post acquisition performance and requirements.

        We intend to structure our acquisitions whenever possible as stock-for-stock exchanges pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended (commonly known as a “Type B” reorganization). Such a transaction does not constitute a taxable event if all statutory requirements of Section 368(a)(1)(B) are met.

        There are, in the opinion of management, a number of advantages to structuring transactions in compliance with the requirements of a Type B reorganization, especially avoidance of cash payments (such avoidance being a requirement of Section 368). The potential tax-free treatment of the transaction is expected by management to provide a substantial inducement for potential acquisition candidates to accept our securities, without cash, as consideration since any gain realized by the acquired company’s shareholders will be deferred until the sale or other disposition of our stock received in the transaction. In addition, in transactions complying with the requirements of Section 368, we will not be taxed on any appreciation in value of the acquired businesses’ assets until their subsequent transfer, in a taxable transaction.

        In stock-for-stock exchanges complying with the requirements of Section 368, we will have to acquire 80% or more of the total combined voting power of all classes of stock of the acquired business entitled to vote and at least 80% of the number of shares of all other classes of the acquired business’ stock, solely in consideration for shares of our voting capital stock. Depending on the relative market values of our securities and potential acquisition candidates, it is possible that in order to complete an acquisition, we will have to transfer a quantity of our voting stock sufficient to transfer control to the former owners of the acquired business.

        We may elect to acquire businesses through transactions not involving stock-for-stock exchanges, including, but not limited to, purchase of assets for cash or securities, and mergers with controlled subsidiaries, if any. The acquisition method selected will be within the sole discretion of our management and may have varying impacts on the shareholders including different levels of dilution.

Acquisition Criteria

        Except for avoidance of acquisition restrictions and minimization of cash payments, there are no acquisition criteria; rather, we will, on a case-by-case basis, rely on the business judgment of our Board of Directors that an acquisition opportunity will result in a profitable business enterprise. Factors that may influence individual directors in the exercise of their business judgment will vary from person to person and from time to time. However, it is anticipated that such factors may involve the director’s personal opinion as to what industries seem to be enjoying increasing investor popularity, the backgrounds of the principals of acquired businesses, and the asset value of acquisition candidates for future leveraged financing purposes.

Expansion Funds

        It is management’s belief that, if its acquisitions prove profitable, the holders of a significant portion of the Series A Convertible Preferred Units will exercise their warrants, providing us with additional capital for use in expanding our acquired businesses. However, no assurances can be provided that our belief will prove accurate.

        We have been ordered by the U.S. Bankruptcy Court to engage in the business of real estate development, commercial finance and acquiring other businesses and deriving a profit from their operations. We do not intend to pursue any business opportunity or transaction that would subject us to regulation as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”). Pursuant to the provisions of Section 3(b)(1) of the 1940 Act, we must be primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities unless it obtains a specific exemption from the Securities and Exchange Commission (“SEC”) on a case by case basis. If we do obtain exemptions from such requirements, then, as to the subject subsidiary, its minimum ownership could be reduced but not below a majority (more than 50%) of such subsidiary’s voting securities. Exemptions are granted by the SEC only if it determines that we are not engaged in the business of investing, reinvesting, owning, holding or trading securities. Consequently, we are limited in our potential acquisitions to businesses in which it acquires at least the quantity of voting securities necessary to avoid regulation as an investment company and are limited in our ability to raise capital by sale of the voting securities of its subsidiaries, if such sales lower our voting securities ownership below the requirement minimum.

        Because we will be subject to the reporting provisions of the Securities Exchange Act of 1934, as amended (the “34 Act”), including requirements that we file special reports on Form 8-K whenever it effects a material acquisition, and because Form 8-K requires that we file certified financial statements concerning the operations of acquired businesses, we intend to consider the availability of certified financial information complying with the requirements of the 34 Act as an important element in evaluating potential acquisitions.

Real Property Investments

        As of the date of this prospectus, we have not acquired or contracted to acquire any specific real properties. We are continually evaluating various potential property investments and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties. At such time while this offering is pending, if we believe that a reasonable probability exists that we will acquire a specific property, this prospectus will be supplemented to disclose the negotiations and pending acquisition of such property. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment or acquisition. A supplement to this prospectus will describe any improvements that are to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate.

        You should understand that the disclosure of any proposed acquisition cannot be relied upon as an assurance that we will ultimately consummate such acquisition or that the information provided concerning the proposed acquisition will not change between the date of the supplement and any actual purchase.

        While we will strive for diversification, the number of different properties that we can acquire will be affected by the amount of funds available to us. Our ability to increase our diversification through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

        There is no limitation on the amount we may invest in any single improved property or on the amount we can borrow for the purchase of any property.

        By operating on a leveraged basis, we expect that we will have more funds available for investment in properties. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Although we expect our liability for the repayment of indebtedness to be limited to the value of the property securing the liability and the rents or profits derived there from, our use of leveraging increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. See “Risk Factors—Real Estate Risks.” To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted.

        We may not borrow money from any of our directors or from any affiliates for the purpose of acquiring real properties. Any loans by such parties for other purposes must be approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Commercial Financial Services

        The following discussion relates to Consolidated Financial Group Services Inc., a wholly owned subsidiary of the Company (“CFG”). CFG is a financial services company. Through its subsidiaries, we intend to provide a broad range of financing and capital markets products, primarily to mid-size businesses.

        Since inception, our business activities have been limited to the orderly compilation of data related to the current financing markets. We have not engaged in any lending activities, and have concentrated our efforts in forging corporate alliances that will ultimate enhance the borrowing, credit worthiness, and funding potential of our business ventures. We have also researched the marketplace to identify potential customers that can generate enough business for the intended initial operations. Any cash flows generated from these activities in excess of cash reserves permitted in the Company’s anticipated debt agreements will be utilized to generate additional lending facilities. We intend to rely on internally generated funds to satisfy our creditors obligations as well as our operating expenses.

        Equity in properties acquired through the use of proceeds of this offering may be utilized to collateralize credit facilities which can provide additional sources of operating capital for this purpose.

        We intend to fund these activities from a variety of available funding sources which may include, among others, capital infusions, borrowings or issuance of debt instruments by Jefferson Capital, which may be credit enhanced via a third party guarantee or issuance of a standby letter of credit in favor of Jefferson Capital, and any other available sources of capital.

        We intend to provide a broad range of financing and leasing to commercial enterprises principally in the United States, however, we intend to conduct international business in the future. Financial services which we intend to provide are lending primarily in the form of revolving credit facilities and term loans secured by the assets of the borrower. Through sales financing programs, we also intend to provide term loans and equipment and real estate financing to manufacturers, distributors, vendors and franchisors in order to facilitate product sales.

        We intend to maintain a high quality portfolio and to minimize non-earning assets and write-offs by using clearly defined underwriting criteria, stringent portfolio management techniques and by diversifying our lending activities geographically and among a range of industries, customers and loan products. Because of the intended diversity of our portfolio, we believe we are better able to manage competitive changes in our markets and to withstand the impact of deteriorating economic conditions on a regional or national basis, although there can be no assurance that competitive changes or economic conditions will not result in an adverse impact on our results of operations or financial condition.

        We intend to conduct our intended financing business in several industries including but not limited to corporate finance, transportation, communications, commercial real estate, and medical. We also intend to provide services which include discount finances, factoring, inventory finance, and manufacturer and dealer services.

Employees

        We presently have three full time employees. Staffing levels will be determined as we progress and grow. We also plan to add several employees to our staff. The level of employees is primarily contingent on the level of success of this offering. Our board of directors will determine the compensation of all new employees based upon job description.

Management’s Discussion and Analysis or Plan of Operation

        The following discussion and analysis of our financial condition and plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere herein. This discussion and analysis contains forward-looking statements including information about possible or assumed results of our financial conditions, operations, plans, objectives and performance that involve risk, uncertainties and assumptions. The actual results may differ materially from those anticipated in such forward-looking statements. For example, when we indicate that we expect to increase our product sales and potentially establish additional license relationships, these are forward-looking statements. The words expect, anticipate, estimate or similar expressions are also used to indicate forward-looking statements.

        This plan does not include historical information, it contains forward-looking statements. Forward-looking statements are expressions of our current beliefs and expectations, based on information currently available to us, estimates, and projections about the industries the company will be engaged in, and certain assumptions made by our management. These statements are not historical facts. We use words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions to identify our forward-looking statements, which include, among other things, our anticipated financings and sales of properties and For-Sale Housing inventories.

        Because we are unable to control or predict many of the factors that will determine our future performance and financial results, including future economic, competitive, and market conditions, our forward-looking statements are not guarantees of future performance. They are subject to risks, uncertainties, and errors in assumptions that could cause our actual results to differ materially from those reflected in our forward-looking statements. We believe that the assumptions underlying our forward-looking statements are reasonable. However, you should not place undue reliance on these forward-looking statements. They only reflect our view and expectations as of the date of this plan. We undertake no obligation to publicly update or revise any forward-looking statement in light of new information, future events, or otherwise.

        The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, the Pro-forma Financial Statements and the accompanying Notes thereto.

        At December 1, 2003, the Company did not have any business acquisitions, holdings in real estate or any financing portfolio. We are currently in negotiations with various corporations to form corporate alliances that would provide funding for our financing activities as well as facilities for credit enhancements so that we can secure favorable lines of credits for investment purposes.

        We will focus on capital appreciation of our future portfolio, and will continue the search for additional sources of capitalization and investments prospects. Management’s first priority will be to invest funds generated by any and all financing activities in income producing properties, potential acquisitions, and to create a financial services portfolio that can generate short-term gains to demonstrate the viability of the business model. We intend to use additional funds generated from property operations, sales, and financings to make selective acquisitions, both multifamily and commercial, with a preference for properties in markets where we will initially operate. However, because of various real estate industry conditions, including competing entities and individuals and the overall volatility of the real estate market, there is no assurance that we will be able to continue to increase the size of its portfolio.

Liquidity and Capital Resources

        Our initial principal source of cash will be the intended proceeds of the offering along with the sale of Section 1145 Securities. We will generate funds through a self-underwriting process. Liquidity after the generation of the initial funds will be dependent upon the proper management and performance of our property portfolio, and the timely collections of any outstanding loan or receivable financing, proceeds from the sale of real estate, and proceeds generated from enterprises acquired or merged into the Company. Management believes that cash on hand from the proceeds generated by the sale of securities, along with funds provided by property operations and anticipated external sources, such as property sales and other financing activities, is sufficient to fund any needs for operating expenses, property maintenance and capital improvements as well as meet our debt service obligations.

Operating Activities

        As of the date of this plan, we had not yet commenced active operations. Once the registration is completed, the proceeds of the sale of these securities will be released to us as accepted and applied to investments in properties and the payment or reimbursement of other organization and offering expenses. We will experience a relative increase in liquidity as additional subscriptions for shares are received and a relative decrease in liquidity as net offering proceeds are expended in connection with the acquisition, development and operation of properties.

        We have not entered into any arrangements to acquire any specific business or property. The number of properties we may acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment in properties. See “Risk Factors.” We are not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the operation of our properties.

        Until required for the acquisition, development or operation of businesses or properties, net offering proceeds will be kept in short-term, liquid investments. Because the vast majority of leases for our properties will provide for tenant reimbursement of operating expenses, it is not anticipated that a permanent reserve for maintenance and repairs of our properties will be established. However, to the extent that we have insufficient funds for such purposes, we may access our reserve for working capital on such property for maintenance and repairs.

        We initially intend to establish a reserve for working capital in the amount of 1% of the gross proceeds of this offering. Working capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions, and major capital expenditures. Our advisor also may, but is not required to, establish reserves from gross offering proceeds, out of cash flow generated by operating properties or out of non-liquidating net sale proceeds from the sale of our properties.

        The net proceeds of this offering will provide funds to enable us to purchase properties. It will be our general policy to acquire properties free and clear of permanent mortgage indebtedness by paying the entire purchase price of each property in cash or for equity securities, or a combination thereof, and to selectively encumber all or certain properties, if favorable financing terms are available, following acquisition. The proceeds from such loans will be used to acquire additional properties to increase cash flow and provide further diversity. In the event that this offering is not fully sold, our ability to diversify our investments may be diminished.

Dividend Policy

        We have not paid cash dividends on our common stock since inception. We currently intend to retain any future earnings for use in the expansion of the business, however, we do not intend to pay shareholder dividends. The declaration and payment of cash dividends, if any, will be at the discretion of the Board of Directors of the Company and will depend, among other things, upon our earnings, capital requirements, and financial condition.

MANAGEMENT

        Set forth below is certain information concerning the directors and executive officers of the Company.

Name	Age	Position
Michael A. Shiffman	62	Chairman of the Board of Directors
Augustus A. Cervera	50	CEO, President and Director
Samuel L. Pappas	39	Vice President, Secretary, Director
Daniel Martinez	46	Executive Vice President, Director
Mark A. Wood	54	Vice President, Director
Jay Shapiro	41	CFO, Treasurer, Director
David Lichtenstein	56	Director
Leonard R. Davies	61	Director
Lane S. Yago	50	Director

Biographies

MICHAEL A. SHIFFMAN – Chairman of the Board of Directors

        Michael A. Shiffman is a founding partner of Lanahan & Reilley and opened the San Francisco office for the firm in 1997. He is an experienced and practical business lawyer in charge of the Real Estate Transactions Group. With a long history in business transactions and litigation, Mr. Shiffman now concentrates in the transactional real estate and business arena. Drawing on his experience of owning and operating real estate brokerage firms, he represents brokers for many of their business needs and helps investors with complex matters. He has sourced hundreds of millions of investment dollars for U.S.-based businesses and real estate ventures. Mr. Shiffman is adept in counseling start up businesses of all types. He provides advice on company formation, licenses, trademarks, import, export and off-shore manufacturing, as well as financing strategies. He represents wineries and wine-related businesses as general counsel. Currently, Mr. Shiffman serves as a Board Member for the Original San Francisco Toymakers & Technica, U.S.A. He formerly served as a Director of a major financial institution being appointed by the Federal Home Loan Bank. Mr. Shiffman received his L.L.B from Lincoln University, magna cum laude and was class valedictorian and the editor of the Lincoln University Law Review. He has traveled extensively and represented numerous foreign investors for their US operations and maintains strong relationships and friendships in many countries, especially in Southeast Asia.

AUGUSTUS A. CERVERA – CEO, President, Director

    Mr. Cervera is currently the Managing Director, President, COO and CFO of Bridge-21 Holdings, LLC, a California Limited Liability Company engaged in property and portfolio management as well as business development consulting. Mr. Cervera also served as COO and CFO at BioSynergy Nutriceuticals, Inc., a raw materials supplier for the nutrition industry, through 2002. Mr. Cervera has held various financial and director positions for companies in such diverse fields as Real Estate Development, Construction, Insurance, Medical, Hospitality, and Financial Services. Mr. Cervera has held the position of Executive Vice President and Strategic Financial and Business Planner, in various development companies, successfully completing mergers and acquisitions, and overseeing projects from inception, design through completion. Mr. Cervera has been the Treasurer for three public entities and has been the driving force behind the efforts to register and market the stock of various other companies. Mr. Cervera served as Executive Vice President and COO of The Mackle Company, a premier Developer and Builder in the State of Florida, for a period of 10 years. Mr. Cervera has served as consultant for the development and implementations of computer systems, e-commerce, and Internet sites, for various industries. Mr. Cervera attended the University of Panama, Florida International University, and the University of Miami. He has a Bachelors degree in Business Administration, and has completed several MBA courses.

SAMUEL L. PAPPAS – Vice President, Secretary, Director

    Mr. Pappas is an attorney whose practice emphasizes corporate and commercial law. He received his law degree (J.D.) in 1989 from Washington University in St. Louis and his BA in Political Science and minor in Economics in 1986 from Northwestern University in Evanston, Illinois. His emphasis was on corporate law, taxation and real estate law. He is currently licensed to practice law in the State of Illinois. Mr. Pappas came to CFG from First Capital Mortgage, a national mortgage company, where he served as Director of Commercial Lending. He supervised the commercial lending operations of First Capital Mortgage for the entire country. Prior to that, Mr. Pappas was senior counsel for Navistar Financial Corporation in Rolling Meadows, Illinois where he represented the captive finance company in financing retail sales of trucks by dealers as well as floor plan financing. He performed extensive research, legal document preparation, and handled litigation relating to secured lending, sales, collection and bankruptcy matters. He completed legal work and due diligence with respect to the acquisition of a multi-million dollar loan portfolio. From 1999-2001, Mr. Pappas was Senior Attorney for Transamerica Finance Corporation in Rosemont, Illinois where he provided legal support for Commercial Real Estate, Structured Finance and Mezzanine Finance subsidiaries. He reviewed and revised corporate policy with respect to loan originations, loan closings and statutory/regulatory matters. He also reviewed due diligence items on a day-to-day basis, restructured distressed/defaulted loans, and responded to intercreditor and various other legal issues. From 1998 to 1999, Mr. Pappas was an attorney with the Chicago law firm of Katten Muchin Zavis. He represented large institutional clients in various types of commercial real estate and financial transactions. He structured acquisitions and refinancing of industrial facilities, major shopping centers, small and medium size retail/office facilities, nursing homes, mobile home parks, and major apartment/townhouse complexes. He completed multi-state projects with extensive negotiation, preparation and diligence from start to finish and performed extensive zoning analysis for many types of properties. From 1994-1997, Mr. Pappas was an attorney and Assistant Vice President for Bank One, Illinois, NA (Chicago, Illinois), where he documented and reviewed complex commercial and consumer loans for the entire Bank including Business Banking, Commercial Real Estate, Private Banking, Middle Market Lending and Managed Assets.

DANIEL MARTINEZ – Executive Vice President, Director

    Mr. Martinez for the past three years has served as the President of Interaxx Technologies, Inc., a public company primarily engaged in the development of hardware and software for Internet applications, (OTCBB). He has also served as president of the group of companies, including Jefferson Capital Interests, Inc., that emerged as stand alone public companies after the successful reorganization of Interaxx, and the creation of a recovery model, which successfully harvested the new entities and helped in the preservation of the equity position of the original shareholders. Mr. Martinez was also the acting President of Global Medical Access, Inc., an Internet e-commerce initiative for medical professionals with Latin American markets through the 2002 year-end. Previously Mr. Martinez has served in various management positions as well as Director, for several Sales and Marketing organizations. From 1994 to 1996 Mr. Martinez served as Chief Operating Officer for Solar Health Plans of Florida, a health care organization, achieving the company’s expansion goals and increasing the patient base from 3,000 in 1994 to 18,000 in 1996, while maintaining reduced costs levels. Mr. Martinez attended Embry-Riddle University and the University of Miami’s School of Business.

MARK A. WOOD – Vice President, Director

    Mr. Wood has been a Director of the Interaxx companies since July 2001 and Vice President since January 2003. He was part of the management team that developed and implemented the company’s reorganization plan, which resulted in the successful emergence of the companies from Chapter 11 Bankruptcy proceedings, and the creation of Jefferson Capital Interest, Inc. Mr. Wood has over 22 years hands on experience in High Tech R&D, Business Development, and Product Development and Marketing. The founder of three high tech companies, Mr. Wood has been involved in the development of the first Touch Screen Tablet Computer with embedded CD-ROM drive, the computer industry’s first fully featured under $1,000.00 desktop PC, and state of the art wearable computers with virtual reality head mounted displays. He is also the inventor and developer of a mobile wireless television broadcast distribution system using virtual reality head mounted display receivers for use at live sports and entertainment events. Mr. Wood holds a Bachelor of Aerospace Engineering Degree (BAE 1971) from the Georgia Institute of Technology and a Master of Science in Ocean Engineering from Florida Atlantic University (MSOE 1977). He was a faculty member in the State University System of Florida for 4 years teaching Ocean Engineering at Florida Atlantic University, and Managing the State’s Oceanographic Research Vessel Fleet.

JAY S. SHAPIRO – CFO, Treasurer, Director

    Mr. Shapiro has been a Certified Public Accountant in the State of Florida since 1987 and an active member in both the American and Florida Institute of CPA’s. He graduated from the University of Central Florida in 1984 with a Bachelor of Arts and went on to earn his second Bachelors degree in Business Administration from Florida Atlantic University in 1986. Prior to forming his own firm in April 1991, Mr. Shapiro spent five years with the “Big Six” accounting firms of Coopers & Lybrand and Ernst & Young. He has consulted on a wide range of complex business, financial and tax issues and is an excellent technician in may areas of taxation and general accounting. Mr. Shapiro has extensive industry experience in real estate, hotels, restaurants, homeowner associations, manufacturing, retail, health care and many professional service firms. Since 1991 Mr. Shapiro’s firm has been offering professional services ranging from business acquisitions and valuations, corporate and individual income tax preparation, accounting and review services, IRS representation, small business consulting and personal financial planning. Mr. Shapiro also offers litigation support services, as he has been qualified as an expert witness in Broward, Palm Beach, and Dade counties in matters of commercial litigation.

DAVID LICHTENSTEIN – Director

        David Lichtenstein has been involved with all facets of Denver real estate since 1974. He earned the professional designation of Certified Residential Broker (CRB), and is also a member (CCIM) of Commercial Investment Real Estate Council through the Real Estate National Marketing Institute. He worked at Grumman Aircraft Corporation for a year before entering military service 1971 to 1974. Following his tour of duty, he moved to Denver, Colorado. From 1974 to 1976, he worked with Moore Realty in residential re-sales, receiving his real estate license in 1974 and broker’s license in 1975. Joining Heller-Mark, 1977 to 1980, he became sales manager of the Cherry Creek office in 1978, heading a sales staff of over 30 people in residential re-sales. In 1982, Mr. Lichtenstein bought a Re/Max franchise and started his own firm under the name Re/Max Metro Properties. Within three years it had grown to three offices and 70 agents, grossing over $100 million a year in residential and commercial sales. In conjunction with the real estate sales business, he formed a construction company for luxury single family homes and a casualty insurance company. Selling his interest in Re/Max in 1989, he then joined the Builder Marketing Group and headed the residential resale division, augmenting the company’s efforts to market new housing developments and trade program. He also worked substantially with commercial banks and savings and loan firms on foreclosures – marketing and sales of commercial and bulk residential real estate properties, which eventually lead him to become involved in commercial real estate. In 1991 he opened Lichtenstein & Co / Metro Brokers specializing in commercial real estate along with building construction. In 2000, Mr. Lichtenstein refocused his business to pursue residential real estate brokerage. Mr. Lichtenstein graduated from New York University in 1970.

LEONARD R. DAVIES - Director

    Mr. Davies is currently the Managing Director of International Merchant Bank Limited, a small, privately owned, restricted license offshore bank, incorporated and operated in the Bahamas since 1965. He has managed the bank since 1981. Mr. Davies was born in Sydney, Australia in 1943 and was educated at James Cook Memorial College. He qualified as an Australian Chartered Accountant in 1970. He worked for Price Waterhouse in Sydney for several years before moving to Nassau in The Bahamas in 1973 and worked for Price Waterhouse there until 1977. From 1978 to 1981 he was the Controller of the Bank of New Providence, a Bahamian bank, 50% owned by Chemical Bank at that time. Mr. Davies was admitted to the Institute of Chartered Accountants in The Bahamas in 1978. He is a licensed Bahamas Chartered Accountant. Mr. Davies is the major shareholder in Brittany Investment Company Limited, a licensed Bahamian Financial Service Provider. He is experienced in all phases of financial services, offshore company incorporation and management. Mr. Davies is currently a director of The Bahamas Air Sea Rescue Association and has been both the Commodore and Treasurer of that association in the past.

LANE S. YAGO - Director

    Mr. Yago is a technology-focused executive, with an emphasis on how technology is applied to support business objectives; customer-centric style with a sense of fair play. From October 2001 to October 2002, Mr. Yago was Technology Team Leader for Jones & Stokes where he turned the team around and built high utilization as well as bringing on new technology clients. From October 2000 to June 2001 he was Vice President, Business Development of Montclare Technologies where he took over all sales and marketing activities in this technology-driven Internet consulting company and brought the company through its largest quarter in its history. From February 2000 to August 2000, Mr. Yago was Chief Web Officer and President of the Accelerator Group Newhouse Consulting. He joined this young management consulting group initially to create their virtual infrastructure enabling the organization to collaborate without a central office via the browser. From August 1999 to January 2000, he was co-founder and CEO of The Continuing Education Channel.com, where he conceptualized the business model, was the creative force behind the development of this Internet hub and led the team that built the initial set of online communities. Mr. Yago obtained his degree in 1999 from the JFK School of Management, Entrepreneurial Excellence Program. In 1978, he was enrolled in the M.S/Ph.D. graduate program, Pharmacology, University of Southern California and left the program prior to completion to join Analytichem Int’l. He received his B.S. Chemistry & Biochemistry from the University of Maryland in 1976.

Summary Compensation Table

        The following table sets forth information concerning the aggregate compensation paid or to be paid by the Company to its executive officers.

	Annual Compensation			Long-Term Compensation Awards		All Other Compensation
Name	Fiscal Year	Salary	Bonus	Restricted Stock Awards ($) (#)		Securities Underlying Options	Matching 401k	Group Life Insurance Premium
Augustus A. Cervera	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Samuel L. Pappas	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Daniel Martinez	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Mark Wood	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Jay Shapiro	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Michael Shiffman	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Leonard Davies	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

David Lichtenstein	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Lane Yago	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

We may hire additional executive employees and/or change the compensation paid to and benefits received by our current executive employees, as our Board of Directors deems advisable or necessary. We plan to reimburse our executive employees for all travel expenses incurred in connection with the business of the Company. To date, the Company’s Board of Directors has not adopted any retirement, pension, profit sharing or other similar programs for our executive employees.

Future Compensation

        Upon approval of our Board of Directors, we may increase the current levels of compensation to employees, officers, or directors either through the use of additional wages, incentive programs, restricted stock awards, or otherwise. For serving the next one year term, each director is entitled to 50,000 options exercisable at $.50 per share of common stock, however, the options may not be exercised before March 15, 2005, but must be exercised prior to March 14, 2006. We also intend to commence an Executive Compensation Agreement to be entered into by our executives upon funding of the offering. Base compensation for each executive is $24,000 annually subject to potential bonuses to be determined by the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        As per Corporate Resolution dated January 28, 2004, our Board of Directors approved an extension of the expiration dates for the Warrants, as follows: A Warrant — exercise date April 14, 2005; B Warrant — exercise date August 16, 2005; C Warrant — exercise date November 15, 2005. Under this Corporate Resolution the Board of Directors also approved a modification of the price of all warrants for a period of 30 days after the official mailing of a letter informing shareholders of the modification as follows: The approved prices for this temporary discount are: A Warrant — $2.00; B Warrant — $4.00; C Warrant — $6.00.

        The following table represents the result of the exercise as of the closing date of April 10, 2004.

NUMBER OF SHAREHOLDERS	AMOUNT RECEIVED	UNITS WITH WARRANTS	SHARES TO BE ISSUED
9 Shareholders	$227,070.04	37,848	113,535
Total	$227,070.04	37,848	113,535

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information as of the date of this prospectus with respect to the beneficial ownership of our common stock by each beneficial owner of more than 5% of the outstanding shares of common stock of the Company, each director, each executive officer named in the “Summary Compensation Table” and all executive officers and directors of the Company as a group, and sets forth the number of shares of common stock owned by each such person and group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock Owned Before After Offering Offering
Augustus Cervera	3,890,487	58.60%	45.04%

Samuel L. Pappas	625,132	9.42%	7.24%

Daniel Martinez	1,250,264	18.83%	14.47%

Mark A. Wood	312,566	4.71%	3.62%

Jay Shapiro	312,566	4.71%	3.62%

Michael Shiffman	0	0%	0%

Leonard Davies	0	0%	0%

David Lichtenstein	0	0%	0%

Lane S. Yago	0	0%	0%

All directors and executive officers as a group (9 persons)	6,391,015	96.27%	73.98%

DESCRIPTION OF SECURITIES

Common Stock

        The authorized common stock of the Company consists of 35,000,000 shares, with each share having a par value of $.001. As of the date of this Prospectus, there were 6,638,686 common shares issued and outstanding, there were also 1,234,353 Series A Preferred Units issued and outstanding. There were approximately 12 holders of common stock as of the date of this Prospectus. There were approximately 498 holders of Series A Preferred Units.

        Holders of common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders and may not cumulate votes for the election of directors. Holders of the common stock have the right to receive dividends when, as, and if declared by the board of directors from funds legally available. Upon liquidation of the Company, holders of the common stock are entitled to share pro rata in any assets available for distribution to shareholders after payment of all obligations of the Company. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All shares of common stock have equal rights and preferences.

Series A Convertible Preferred Units and Warrants

Description of the Series A Convertible Preferred Unit and Exercise Provisions:

        The Series A Convertible Preferred Unit (the “Unit”) is a security that is five (5) securities in one. Where one or more of the four embedded, non-tradable and strippable securities have been exercised, purchased or converted, the Unit becomes a “Stripped Unit” and is not tradable. A Unit is only tradable in the event that a market develops and only where the number of Units represented by the Unit Certificate remains equal to the four embedded securities. THIS IS A STRIPPED UNIT CERTIFICATE AND IS NOT TRADABLE. “Stripped” means that where any one of the Series A Convertible Preferred Stock, A Warrant, B Warrant and C Warrant have been purchased, converted or exercised, the Unit is no longer tradable in its original amount because it is no longer a whole Unit. The underlying Common Stock that these securities can be converted into is freely tradable pursuant to Section 1145.

        Where any of the embedded securities are exercised, purchased or otherwise stripped from the Unit, a new tradable Unit Certificate is to be issued to the holder for the remaining equal parts; if any. A non-tradable Stripped Unit Certificate will be issued to the holder for the remaining unequal parts. On the November 16, 2004, unless extended by the Company, all outstanding Unit Certificates will be called thereby expiring the unexercised Warrants and issuing Common Stock to the holder in exchange for the unconverted Series A Convertible Preferred Stock that is to be deemed converted. There are no restrictions referencing the trading of the converted Common Stock.

        The Series A Convertible Preferred Unit consists of four embedded securities: one (1) share of convertible preferred stock that is convertible to one (1) share of common stock and three (3) common stock Warrants.

Series A Convertible Preferred Stock:

        Each share of Series A Convertible Preferred Stock is convertible into one share of Common Stock at the option of the holder. The conversion rate is not subject to adjustment in the event of stock splits or combinations or based upon the actual valuation of the Company.

        The holder of each share of Series A Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is convertible. Non-cumulative dividends are payable at an annual rate of 8% per share, when and if declared by the Board of Directors, in preference to any cash dividends on the Common Stock.

A Warrant:

        The A Warrant to purchase a share of Common Stock must be exercised on or before April 14, 2004, unless extended by the Company. The warrant price is $3.50.

        The A Warrant automatically expires at midnight on April 14 2004, unless the April 14 2004 is a an official holiday recognized by the New York Stock Exchange, in which case A Warrant will expire at midnight on the first business day following April 14 2004.

B Warrant:

        The B Warrant to purchase a share of Common Stock must be exercised on or before August 16 2004, unless extended by the Company. The warrant price is $5.50.

        The B Warrant automatically expires at midnight on August 16 2004, unless August 16 2004 is an official holiday recognized by the New York Stock Exchange, in which case B Warrant will expire at midnight on the first business day following August 16 2004

C Warrant:

        The C Warrant to purchase a share of Common Stock must be exercised on or before November 15 2004, unless extended by the Company. The warrant price is $7.50.

        The C Warrant automatically expires at midnight on November 15 2004, unless November 15 2004 is a weekend or official holiday recognized by the New York Stock Exchange, in which case C Warrant will expire at midnight on the first business day following November 15 2004.

        Pursuant to the Company’s approved Second Joint Plan of Reorganization, its amendments and supplements, the Warrant Exercise Provisions include that for each two (2) Warrants exercised as provided therein, the Interest Holder shall receive two shares of tradable Common Stock; including the Common Stock that the Convertible Preferred Stock is convertible into, for a total of three (3) shares of tradable Common Stock subject to the Company’s Registration Statement. Holders who do not exercise any Warrants shall be prohibited from trading any Common Stock, but can continue to trade the Series A Convertible Units, until the first trading day after March 14, 2005

Other Securities

        Although the approved bankruptcy reorganization security is a Series A Preferred Unit, there are currently no preferred shares or other debt or equity securities issued or outstanding. Pursuant to an amendment to the articles of incorporation, we are currently authorized to issue up to 15,000,000 shares of preferred stock, the rights and preferences of such will be determined by the board of directors.

Transfer Agent and Registrar

        The Transfer Agent for the common stock is: Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Where You Can Find Additional Information

        For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Commission’s principal office location at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may also obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a site at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

PLAN OF DISTRIBUTION

        We are offering 2,000,000 shares of common stock through our officers and directors on a “best efforts” basis at a purchase price of $3.00 per share. This offering will begin as of the date of this Prospectus and will expire whenever all of the shares are sold, or 12 months after the date of the Prospectus, whichever comes first. We are managing this offering without an underwriter. The shares will be offered and sold by our officers. These officers will not receive a sales commission or other compensation, except for reimbursement of expenses actually incurred on behalf of our Company for such activities. In connection with their efforts, they will rely on the safe harbor provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934. Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 act for associated persons of an issuer. No one has made any commitment to purchase any or all of the shares. Rather, the officers and directors will use their best efforts to find purchasers for the shares. We cannot state how many shares will successfully be sold.

        We anticipate selling the shares to persons with whom we have pre-existing relationships and whom we believe may be interested or who have contacted us with interest in purchasing the securities. We may sell shares to such persons if they reside in a state in which the shares legally may be sold and in which we are permitted to sell the shares. We are not obligated to sell shares to any such persons. None of our officers or directors are subject to statutory disqualifications at the time of this offering as defined in Section 3(a)(39) of the Act.

        No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and if given or made, that information or representation must not be relied on as having been authorized by our Company. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this Prospectus is correct as of any date later than the date of this Prospectus.

        Purchasers of shares either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption render exemption applicable.

        We reserve the right to reject any subscription in full or in part and to terminate this offering at any time. Once the minimum offering amount has been subscribed for, officers, directors, present stockholders of the Company and persons associated with them may purchase some of the shares. However, officers, directors, and their affiliates shall not be permitted to purchase more than 20% of the shares being sold and such purchases will be held for investment and not for resale. In addition, no proceeds from this offering will be used to finance any such purchases.

Disclosure of Commission Position On Indemnification For Securities Act Liabilities

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Market for Common Equity and Related Stockholder Matters

        Prior to this offering, there has been no public market for our common stock. At the present time neither any National Securities Exchange nor the NASDAQ stock market lists the securities offered. There is no public trading market for the common stock of our Company. There are outstanding 6,638,697 common shares as of the date of this Prospectus. We are currently offering 2,000,000 common shares through this offering. There are 1,234,353 A,B and C Warrants currently outstanding convertible into our common stock at $3.50, $5.50 and $7.50, respectively. We have registered no shares in this offering for any selling security holder. No additional shares will be eligible for sale which could have a material adverse effect on the market price of our securities.

LITIGATION

        As of the date of this Prospectus, neither the Company nor any of our officers or directors is involved in any litigation either as plaintiffs or defendants. As of this date, there is not any threatened or pending litigation against us or any of our officers or directors.

LEGAL OPINIONS

        Mark C. Perry, P.A., located in Fort Lauderdale, Florida, has passed upon the validity of the issuance of our shares of common stock being offered.

EXPERTS

        Our financial statements for the year ended December 31, 2003 and March 31, 2004 appearing in this Prospectus have been included in reliance on the report of Chinye & Company, CPA, PA, independent auditors, given upon the authority of said firm as experts in auditing and accounting.

   JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2003

CHINYE & COMPANY, PA CERTIFIED PUBLIC ACCOUNTANTS
1525 NW 167TH Street — Suite 330 — Miami, FL 33069
Tel: (305) 625-9464 – Fax: (305) 625-3434
Website: chinye.com – email: info@chinye.com

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Jefferson Capital Interests, Inc.
Naples, Florida

We have audited the accompanying balance sheet of Jefferson Capital Interests, Inc. as of December 31, 2003, and the related statement of operations and statement of cash flows for the period December 26, 2002 (date of inception), to December 31, 2003. This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of American. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance Sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the consolidated financial position of Jefferson Capital Interests, Inc., as of December 31, 2003, results of operations and cash flows for the period then ended in conformity with auditing standards generally accepted in the United States of American.

Chinye & Company, CPA, PA

March 31, 2004

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2003

ASSETS

CURRENT ASSETS:
Cash	$819
PROPERTY AND EQUIPMENT:	--

OTHER ASSETS:	--

$819

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Debenture notes (Note 2)	$10,000

10,000

STOCKHOLDER'S EQUITY:
Common stock, $.001 par value, 35,000,000 shares
authorized, zero shares issued and outstanding (Note 1)
Additional paid-in-capital	700
Retained earnings	(9,881)

(9,181)

$819

The accompanying notes are an integral
part of these Financial Statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2003

REVENUES:
Income	$--

START-UP EXPENSES:
Legal fees	5,000
Other start-up expenses	4,881

9,881

NET INCOME (LOSS)	(9,881)
RETAINED EARNINGS - Beginning of period	--

RETAINED EARNINGS - End of year	$(9,881)

The accompanying notes are an integral
part of these Financial Statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003

OPERATING ACTIVITIES:
Net income	$(9,881)
Adjustments to reconcile net income to net
cash provided by operating activities:	--

NET CASH PROVIDED BY OPERATING ACTIVITIES	(9,881)

INVESTING ACTIVITIES:

NET CASH USED FOR INVESTING ACTIVITIES	--

FINANCING ACTIVITIES:
Proceeds from debenture notes	10,000
Shareholder contribution	700

NET CASH PROVIDED BY FINANCING ACTIVITIES	10,700

NET INCREASE IN CASH	819
CASH:
Beginning of period	--

End of year	$819

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Interest expense	$0

The accompanying notes are an integral
part of these Financial Statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity:

Jefferson Capital Interest, Inc. (the “Company”) is a Maryland corporation incorporated on December 26, 2002. Pursuant to an Amended Reorganization Plan for INTERAXX TECHONOLOGIES, INC., (Bankruptcy case #99-32829-BKC-PGH) and INTERAXX TELEVISION NETWORK, INC., (Bankruptcy case #99-31551-BKC-PGH), Jefferson Capital Interests, Inc. was formed as a stand-alone development company to be a publicly traded company that forms a platform for an array of investment opportunities directed at separate, diversified and incremental undertakings primarily in the financial services, real estate, and securities markets. On November 30, 2003, Jefferson completed a reorganization agreement with Bridge-21 Holdings, Inc., a Florida Corporation that has a group of subsidiaries, formed with the explicit intend of providing financial services as well as real estate services. The Board of Directors of both companies approved this plan on December 1, 2003, making the acquisition of Bridge-21 and all its subsidiaries effective as of November 30, 2003. The Board also authorized the issuance of 6,251,322 Shares of Common Stock to the Shareholders of Bridge-21 Holdings, Inc., to satisfy the terms of the Reorganization Agreement.

As part of the Amended Reorganization Plan, the corporation issued, as of December 31, 2003, a total of 2,511,537 Warrant Units consisting of one share of common stock and Warrants A, B, and C. In addition, under a resolution dated December 15, 2003, the Board of Directors authorized the issuance of 3 for 2 common restricted stocks to the holders of the 94,846 Stripped Common Stock Shares, and authorized the issue of 246,994 Warrant Units to a group of shareholders known as the Shepherd Group.

As at December 31, 2003, the Company did not have any holdings in real estate or any financing portfolio. Bridge-21 has been in negotiations for several months prior to the consummation of this merger with various corporations to form corporate alliances that would provide funding for its financing activities as well as facilities for credit enhancements so that the company can secure favorable lines of credits for investment purposes.

Cash and Cash Equivalents:

For the purposes of reporting cash flows, the company considers, cash on hand, cash on deposit, money market funds (if any) and certificate of deposit with original maturities of less than three months (if any) to be cash equivalents.

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2003

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affects certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 – PROMISSORY NOTE

On November 14, 2003, the Company signed a one-year promissory note in the sum of $10,000, at 12% annual interest rate payable quarterly. The Lender has the option to exchange the unpaid principal sum and all accrued interest for common shares of the Company at a rate not greater than $1.00 per share or at a percentage equal to one third of the trading value of the common shares should the common shares be trading at less than $3.00 per share at time of conversion

NOTE 3 — DEVELOPMENT STAGE COMPANY

Operations prior to December 31, 2003 were devoted primarily to reorganization, sourcing of capital, and corporate alliances, as well as other administrative functions.

NOTE 4 – SUBSEQUENT EVENT

Promissory Note:

On February 4, 2004, the Company signed a one-year unsecured promissory note in the sum of $25,000, at 12% annual interest rate payable quarterly. The Lender has the option to exchange the unpaid principal sum and all accrued interest for 56,000 options of the Company’s common stock (with associated warrants A, B and C)

Other Activities:

On January 28, 2004, the Board of Directors approved a plan to modify the exercise price of the three Warrants (Warrants A, B, & C) for a limited 30 day period of time, in order to enable the shareholders to convert the warrants to free trading shares of stock at an average price which the Board believe will be below the initial offering of the SB-2 filing. For those shareholders who exercise warrants within a 30-day period, the prices will be discounted by $1.50 per Warrant. Thus, the A Warrant may be exercised for $2.00, the B Warrant may be exercised for $4.00 and the C Warrant may be exercised for $6.00.

Subsequent to the balance date, the company performed a complete audit, recall, canceling and reissue of the correct number of shares and warrant units as agreed under the terms of the Reorganization Agreement with Bridge-21 Holdings, Inc. The resulting number of common shares and warrants actually outstanding is 94,846 Stripped Common Stock Shares, 987,359 Warrant Units as of March 31, 2004.

JEFFERSON CAPITAL INTERESTS, INC.
CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2004

JEFFERSON CAPITAL INTERESTS, INC.
CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2004

CHINYE & COMPANY, PA CERTIFIED PUBLIC ACCOUNTANTS
1525 NW 167TH Street — Suite 330 — Miami, Florida 33069
Tel: (305) 625-9464 – Fax: (305) 625-3434
Website: chinye.com – Email: info@chinye.com

INDEPENDENT REVIEW REPORT

Board of Directors
Jefferson Capital Interests, Inc.
Naples, Florida

We have reviewed the accompanying balance sheet of Jefferson Capital Interest, Inc. as of March 31, 2004 and the related statement of income and retained earnings and statement of cash flows for the three months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of management of Jefferson Capital Interest, Inc.

A review consists principally of inquires of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statement taken as a whole. Accordingly, do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

Chinye & Company, CPA, PA
April 29, 2004

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
MARCH 31, 2004

ASSETS

CURRENT ASSETS:
Cash	$65,219
PROPERTY AND EQUIPMENT:	--

OTHER ASSETS:	--

$65,219

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Account payable	$3,700
Debenture notes (Note 2)	35,000

38,700

STOCKHOLDER'S EQUITY:
Common stock, $.001 par value, 35,000,000 shares
authorized, 94 846 shares issued and outstanding (Note 1)	95
Additional paid-in-capital	77,717
Retained earnings	(51,293)

26,519

$65,219

The accompanying notes are an integral
part of these Financial Statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2004

REVENUES:
Income	$--

Expenses:
Bank service charges	323
Business development	1,379
Executive compensation	15,000
Office supplies	1,754
Postage & Delivery	269
Professional fees	17,306
Taxes	300
Telephone	150
Travel	4,931

41,412

NET INCOME	(41,412)
RETAINED EARNINGS - January 1, 2004	(9,881)

RETAINED EARNINGS - March 31, 2004	$(51,293)

The accompanying notes are an integral
part of these Financial Statements

JEFFERSON CAPITAL INTERESTS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2004

OPERATING ACTIVITIES:
Net income	$(41,412)
Adjustments to reconcile net income to net
cash provided by operating activities:
Increase (decrease) in accounts payable	3,700

NET CASH PROVIDED BY OPERATING ACTIVITIES	(37,712)

INVESTING ACTIVITIES:

NET CASH USED FOR INVESTING ACTIVITIES	--

FINANCING ACTIVITIES:
Proceeds from debenture note	25,000
Shareholder contributions	77,112

NET CASH PROVIDED BY FINANCING ACTIVITIES	102,112

NET INCREASE IN CASH	64,400
CASH:
January 1, 2004	819

March 31, 2004	$65,219

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Interest expense	$0

The accompanying notes are an integral
part of these Financial Statements

JEFFERSON CAPITAL INTERESTS, INC.
NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2004

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity:

Jefferson Capital Interest, Inc. (the “Company”) is a Maryland corporation incorporated on December 26, 2002. Pursuant to an Amended Reorganization Plan for INTERAXX TECHONOLOGIES, INC., (Bankruptcy case #99-32829-BKC-PGH) and INTERAXX TELEVISION NETWORK, INC., (Bankruptcy case #99-31551-BKC-PGH), Jefferson Capital Interests, Inc. was formed as a stand-alone development company to be a publicly traded company that forms a platform for an array of investment opportunities directed at separate, diversified and incremental undertakings primarily in the financial services, real estate, and securities markets. On November 30, 2003, Jefferson completed a reorganization agreement with Bridge-21 Holdings, Inc., a Florida Corporation that has a group of subsidiaries. The Board of Directors of both companies approved this plan on December 1, 2003, making the acquisition of Bridge-21 and all its subsidiaries effective as of November 30, 2003. As at March 31, 2004, the Company did not have any holdings in real estate or any financing portfolio.

As of March 31, 2004, the common shares and warrants actually outstanding is 94,846 Stripped Common Stock Shares, and 987,359 Warrant Units. In addition, the Board of Directors has authorized the issue of 246,994 Warrant Units to a group of shareholders known as the Shepherd Group.

Cash and Cash Equivalents:

For the purposes of reporting cash flows, the company considers, cash on hand, cash on deposit, money market funds (if any) and certificate of deposit with original maturities of less than three months (if any) to be cash equivalents.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affects certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 – PROMISSORY NOTES

As of March 31, 2004, the Company has a promissory note in the sum of $10,000, at 12% annual interest rate payable quarterly. The Lender has the option to exchange the unpaid principal sum and all accrued interest for common shares of the Company at a rate not greater than $1.00 per share or at a percentage equal to one third of the trading value of the common shares should the common shares be trading at less than $3.00 per share at time of conversion

JEFFERSON CAPITAL INTERESTS, INC.
NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2004

NOTE 2 – PROMISSORY NOTES — Continues

The Company has also signed a one-year unsecured promissory note, dated February 4, 2004, in the sum of $25,000, at 12% annual interest rate payable quarterly. The Lender has the option to exchange the unpaid principal sum and all accrued interest for 56,000 options of the Company’s common stock (with associated warrants A, B and C)

NOTE 3 — DEVELOPMENT STAGE COMPANY

Operations prior to March 31, 2004 were devoted primarily to reorganization, sourcing of capital, and corporate alliances, as well as other administrative functions.

NOTE 4 – SUBSEQUENT EVENT

On January 28, 2004, the Board of Directors approved a plan to modify the exercise price of all Warrants (Warrants A, B, & C) for a limited 30 day period of time, in order to enable the shareholders to convert the warrants to free trading shares of stock at an average price which the Board believe will be below the initial offering of the SB-2 filing. For those shareholders who exercise warrants within a 30-day period, the prices will be discounted by $1.50 per Warrant. Thus, the A Warrant may be exercised for $2.00, the B Warrant may be exercised for $4.00 and the C Warrant may be exercised for $6.00. The following table represents the result of the exercise as of the closing date of April 10, 2004.

NUMBER OF SHAREHOLDERS	AMOUNT TO BE RECEIVED	UNITS WITH WARRANTS	SHARES TO BE ISSUED

9 Shareholders	$227,070.04	37,848	113,535

TOTAL	$227,070.04	37,848	113,535

Part II — Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

        Our Bylaws provide that the Company will indemnify its directors, officers, and employees, to the fullest extent permitted under the Corporation Law of Maryland. In addition, the Company has entered or will enter into indemnification agreements with its directors, and officers that provide for indemnification in addition to the indemnification provided in the Bylaws. The indemnification agreements contain provisions that may require the Company, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. The Company intends to obtain an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay.

Item 25. Other Expenses of Issuance and Distribution

        It is estimated that the expenses incurred in connection with distribution of the shares of common stock being offered will be as follows:

Item	Expenses to be paid by Jefferson Capital
Accounting	$ 10,000	.00*
Legal	30,000	.00*
Printing Expense - Prospectus	7,500	.00*
Standard & Poor's	5,000	.00*
Transfer Agent	2,500	.00*

Total offering expense	$ 55,000	.00*

*   These figures represent estimations by management.

Item 26. Recent Sales of Unregistered Securities

        The following sets forth information concerning unregistered distribution of common stock of the Company.

        As of the date of the prospectus, the Company has issued an aggregate of $35,000 of Promissory Notes. The $10,000 note pays interest at 12% annually and the lender has the option to exchange, at any time during the term of the note, the unpaid principal sum and all accrued interest for common shares of the Company’s stock at a rate not greater than $1.00 per share or at a percentage equal to one-third of the trading value of the common shares should the shares be trading at less than $3.00 per share at the time of conversion. The $25,000 Note pays interest at 12% annually and the lender has the option to exchange the unpaid principal sum and all accrued interest for 56,000 options paid in full to acquire shares of the Company’s common stock and the associated A, B and C warrants.

Undertakings

        This offering is being conducted on a continuous basis pursuant to Rule 415 of the Securities Act of 1933. The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

1.1.	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933.

1.2.	To reflect in the Prospectus any facts or events arising after the date of the Prospectus (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information, set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

1.3.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

Item 27. Exhibits

Exhibit #

2	Reorganization Agreement between Jefferson Capital Interests and Bridge-21 Holdings, Inc., dated November 30, 2003

3.i	Articles of Incorporation and Amendments

3.ii	By-Laws

5	Opinion re: Legality

10	Material contracts:

10.1 Form of Option Agreement

10.2 Executive Compensation Agreement

10.3 Corporate Promissory Note, dated November 14, 200310.4 Corporate Promissory Note, dated February 8, 2004

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Chinye & Company, CPA, PA

99	U.S. Bankruptcy Court, Southern District of Florida, Order Granting Motion to Approve Share Matrices, dated March 24, 2004

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Naples, Florida on 29th day of April 2004.

JEFFERSON CAPITAL INTERESTS, INC. /s/ Augustus A. Cervera Augustus A. Cervera, Chief Executive Officer (Principal Executive Officer)

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: April 30, 2004 Date: May 5, 2004 Date: April 30, 2004 Date: April 30, 2004 Date: April 30, 2004 Date: April 29, 2004 Date: April 30, 2004 Date: April 29, 2004	/s/ Jay Shapiro
Jay Shapiro, Treasurer, Director
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Michael Shiffman
Michael Shiffman, Chairman of the Board

/s/ Samuel L. Pappas
Samuel L. Pappas, Vice President, Secretary,
Director

/s/ Daniel Martinez
Daniel Martinez, Executive VP, Director

/s/ Mark A. Wood
Mark A. Wood, Vice President, Director

/s/ Leonard Davies
Leonard Davies, Director

/s/ David Lichtenstein
David Liechtenstein, Director

/s/ Lane S. Yago
Lane S.Yago, Director